Converted Organics Provides Update on Its
Senior Convertible Note

BOSTON, December 22, 2011 (GLOBE NEWSWIRE) — Converted Organics Inc. (OTCBB: COIN), a manufacturer of organic liquid fertilizers and the owner of three lines of business involving converting organic wastes to fertilizer, recycling industrial waste waters, and vertical farming, provided an update on its senior convertible note.

The aggregate unpaid principal balance of the note, originally $3.8 million as of October 1, 2011, has declined to $2.6 million as of December 22, 2011. To date, the total of $1.2 million in principal has been converted into 89 million common shares. The total outstanding common shares of the Company are now approximately 103 million shares.

“We are pleased to report the status of the reduction in the principal amount of the convertible debt,” said Edward Gildea, President of Converted Organics Inc. “Retiring the convertible note is an important step in positioning the company for future transactions that we hope will inure to the benefit of our shareholders.”

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About Converted Organics

Converted Organics’ (OTCBB: COIN) mission is to promote, develop and operate profitable innovative clean technologies that contribute to the improvement of our environment by use of sustainable business practices and the judicious use of natural resources. Converted Organics Inc. is currently composed of three primary lines of business at the intersection of Agriculture, Water and Waste Recycling. Each business contributes to our mission and uses sustainable business practices that protect and value the environment. The three lines of business are Organic Fertilizer (Converted Organics), Vertical Farming (TerraSphere Systems — www.terraspheresystems.com), and Industrial Wastewater Treatment (Industrial Wastewater Resources).

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This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. Forward-looking statements include our completing the spin-off of a portion of the TerraSphere business to our shareholders in the future. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in the “Risk Factors” section in the Company’s most recently filed annual report on Form 10-K, as updated in the Company’s quarterly reports on Form 10-Q filed since the annual report, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

COIN-G

SOURCE: Converted Organics Inc.

Converted Organics Inc.
investor@convertedorganics.com
617-624-0111